EXHIBIT 11. COMPUTATION OF EARNINGS PER COMMON SHARE
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FIRST SECURITY CORPORATION
COMPUTATION OF EARNINGS PER COMMON SHARE (in thousands, except per share amounts; unaudited) (A,B)
                                                                    Three Months
For the Periods Ended March 31, 1999 and 1998                     1999        1998
-----------------------------------------------------------  ----------  ----------
NET INCOME:
Net income per consolidated income statements                    64,878      61,369
Subtract dividend requirement of preferred stock                      7           7
-----------------------------------------------------------  ----------  ----------
NET INCOME APPLICABLE TO COMMON STOCK (BASIC)                    64,871      61,362
Add dividend requirement of preferred stock                           7           7
-----------------------------------------------------------  ----------  ----------
NET INCOME DILUTED                                               64,878      61,369
===========================================================  ==========  ==========
EARNINGS PER COMMON SHARE BASIC                                    0.34        0.33
EARNINGS PER COMMON SHARE DILUTED                                  0.34        0.32
===========================================================  ==========  ==========
SHARES OUTSTANDING (AVERAGE):
Common shares                                                   191,894     188,563
Treasury shares                                                  (3,652)     (2,227)
-----------------------------------------------------------  ----------  ----------
COMMON SHARES BASIC (AVG)                                       188,242     186,336
Common share equivalents for options                              4,788       6,783
Preferred share equivalents                                         373         391
-----------------------------------------------------------  ----------  ----------
COMMON SHARES DILUTED (AVG)                                     193,403     193,510
===========================================================  ==========  ==========

(A) All FSCO financial data have been previously restated for the May 30, 1998 pooling-of-interests merger with FSB California.
    Certain reclassifications of 1998 amounts have been made to conform to 1999 classifications.
(B) Earnings per common share diluted were computed assuming that all outstanding shares of preferred stock were converted into common stock on the basis of 41.00625 shares of common for each share of preferred, with the elimination of dividends on the preferred stock.  Common stock equivalents are common stock options outstanding accounted for on the treasury stock method for purposes of these computations.
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